Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS

REPORTS OPERATING INCOME OF $10.0 MILLION, EXCEEDING GUIDANCE

INTRODUCES SECOND QUARTER 2010 GUIDANCE

FOOTHILL RANCH, CA, May 20, 2010 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced results for its fiscal first quarter ended May 1, 2010, and introduced guidance for the second quarter of fiscal 2010.

For the first quarter:

•	Net sales for the first quarter ended May 1, 2010, were $137.8 million compared to net sales of $132.0 million for the first quarter ended May 2, 2009.

•	Consolidated comparable store sales increased 2.0%. Comparable store sales for Wet Seal increased 1.5% and for Arden B increased 4.8%.

•	Operating income was $10.0 million, or 7.2% of net sales, compared to $5.2 million, or 3.9% of net sales, in the first quarter of fiscal 2009.

•

Prior year first quarter stock compensation expense included benefits of approximately $0.9 million, primarily due to higher than previously estimated forfeitures of unvested stock awards resulting from executive and other employee departures from the Company.

•

Current year first quarter interest expense included a $2.1 million net non-cash charge to write-off remaining unamortized debt discount and deferred financing costs, and a $0.7 million conversion inducement charge in connection with conversion of the Company’s remaining Secured Convertible Notes (the “Notes”) and Series C Convertible Preferred Stock (the “Preferred Stock”).

•

Net income was $3.1 million, or $0.03 per diluted share, as compared to $5.0 million, or $0.05 per diluted share, in the prior year quarter. Excluding the impact of the interest charges noted above, net income for the first quarter of fiscal 2010 would have been $5.9 million, or $0.06 per diluted share. Presented on a fully-taxed basis, similarly to the first quarter fiscal 2010 presentation, first quarter fiscal 2009 earnings would have been approximately $3.1 million, or $0.03 per diluted share (refer to the Income Taxes section herein for further information).

•

The first quarter earnings per diluted share, excluding the interest charges noted above, of $0.06 exceeded the high end of the Company’s initially announced guidance and equaled the high end of the Company’s most recently announced guidance for the quarter.

Ed Thomas, chief executive officer of The Wet Seal, Inc., commented, “We were very pleased with our operating income results for the first quarter. Improved merchandise margin resulting from improved merchandise mix and better planned promotional cadence drove the performance at Wet Seal. Our Arden B division also grew operating profits through continued strong merchandise margin performance and disciplined cost controls.”

Mr. Thomas continued, “As of quarter-end, inventory per square foot increased 4.5% versus the prior year quarter, with Wet Seal up 3.2% and Arden B up 13.9%. We continue to carefully build inventory levels, particularly at Arden B, to support expected sales growth going forward.”

The Company generated cash flows from operations of $14.0 million during the 13 weeks ended May 1, 2010, and ended the quarter with $170 million of cash and cash equivalents and no long-term debt.

Store Openings and Closings

The Company opened 1 Wet Seal store and closed 3 Wet Seal stores and 1 Arden B store during the first quarter. At May 1, 2010, the Company operated 501 stores in 47 states, the District of Columbia and Puerto Rico, including 422 Wet Seal stores and 79 Arden B stores.

Capital Expenditures and Depreciation

During the first quarter of fiscal 2010, the Company incurred capital expenditures of $6.8 million, of which $3.4 million was for construction of new stores and remodels of existing stores. Depreciation in the first quarter of fiscal 2010 totaled $4.0 million as compared to $3.6 million in the first quarter of fiscal 2009.

Capital Transactions

During the first quarter, the Company repurchased 1,394,162 shares of its Class A common stock at a total cost, including commissions, of approximately $5.2 million, which utilized all remaining capacity under a $12.5 million share repurchase program approved by the Company’s Board of Directors in November 2009. During the first quarter, an investor converted Notes into 3,111,111 shares of the Company’s Class A common stock and converted Preferred Stock into 537,000 shares of the Company’s Class A common stock. As a result of these conversions, no Notes or Preferred Stock remain outstanding as of May 1, 2010.

During the quarter, investors exercised warrants that resulted in issuance of 1,160,715 shares of the Company’s Class A common stock, generating approximately $4.3 million in proceeds to the Company. As of May 1, 2010, Series E Warrants (the “Warrants”) exercisable into approximately 4.9 million shares of the Company’s Class A common stock, at an exercise price of $3.68 per share, remain outstanding. Exercise of all remaining outstanding Warrants via cash payment by the Warrant holders would result in proceeds to the Company of $18.1 million. The Warrants expire on November 3, 2010.

Income Taxes

In the first quarter of fiscal 2010, the Company incurred a higher effective income tax rate than it had in 2009 primarily as a result of the reversal of its deferred tax asset valuation allowance at the end of fiscal 2009.

In the first quarter, the Company’s effective income tax rate was approximately 56%. This rate was higher than that expected for future periods due to $2.8 million in interest charges incurred upon the Note conversions noted above, which are not tax-deductible. Excluding the effect on these non-deductible charges, the effective income tax rate for the first quarter would have been approximately 40%, which is the rate the Company currently expects to incur for the remainder of the fiscal year.

Due to its expected utilization of federal and state net operating loss (“NOL”) carry forwards during fiscal 2010, the Company anticipates cash income taxes for the fiscal year will only be approximately 3% of pre-tax income, representing the portion of federal and state alternative minimum taxes that cannot be offset by NOLs. The difference between the effective income tax rate and the anticipated cash income taxes is recorded as a non-cash provision for deferred incomes taxes.

The Company’s current expectations regarding the federal NOL carry forwards it may use annually are based on calculations made by management. Through these calculations, management determined that, in April 2005 and December 2006, the Company incurred “ownership changes”, as defined in Section 382 of the Internal Revenue Code, that require re-calculation of NOL annual utilization limits. Such ownership changes can result merely from an accumulation of normal market trading activity in the Company’s common stock over time. The NOL annual utilization limits determined upon an ownership change depend on, among other things, the Company’s market capitalization and long-term federal interest rates on the ownership change date. If the Company were to determine it had incurred another ownership change at some time after December 2006, the Company would be required to re-calculate its annual federal NOL utilization limit, which could result in a decrease to NOL carry forwards annually available to offset taxable income and an increase in cash income tax payments.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share before certain charges and benefits, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 weeks ended May 1, 2010, and May 2, 2009 (in millions, except for earnings per diluted share):

	13 Weeks Ended May 1, 2010		13 Weeks Ended May 2, 2009
	Net Income	Earnings Per Diluted Share	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$5.9	$0.06	$3.1	$0.03

Credits/(Charges):
Interest charges upon conversion of Notes	(2.8)	(0.03)	—	—
Adjustment to reflect provision for income taxes in accordance with U.S. GAAP	—	—	1.9	0.02

GAAP financial measure	$3.1	$0.03	$5.0	$0.05

The complexity and volatility of the accounting and financial reporting for the Company’s Notes has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Management occasionally presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts and deferred financing costs when Notes are converted. For the first quarter of fiscal 2010, management has also presented its financial results excluding a cash payment made to the sole remaining Note holder as a conversion inducement. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur, including the conversion inducement payment made in the first quarter of fiscal 2010, can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

As a result of reversing its deferred tax asset valuation allowance at the end of fiscal 2009, the Company now records a provision for income taxes approximating statutory rates. During 2009, when it still maintained its valuation allowance, the Company recorded a provision for income taxes equal only to its cash income taxes payable. Management believes the accounting change with respect to the valuation allowance can impact investors’ understanding of the earnings performance trend of the Company. Presenting the financial results of the Company on a like basis for income taxes, whereby both periods reflect full taxation, provides meaningful information to investors.

Second Quarter Fiscal 2010 Guidance

Mr. Thomas commented, “We note that, in May, business has been soft month-to-date at both Wet Seal and Arden B. We believe this has largely been due to weakness in mall traffic resulting from unfavorable weather patterns in much of the country, a shift in buying due to a later Memorial Day weekend this year, and, possibly, a pause by consumers after relatively strong buying in February and March. With little visibility into expected near-term sales trends, we are cautious about our outlook for the second quarter.”

For the second quarter of fiscal 2010, earnings are estimated in the range of $0.02 to $0.04 per diluted share versus $0.03 per diluted share in the prior year second quarter. Presented on a fully-taxed basis, similarly to the presentation for fiscal 2010, the prior year second quarter earnings would have been $0.02 per diluted share.

The guidance is based on the following major assumptions:

•	Total net sales between $134 million and $137 million versus $136.4 million in the second quarter of fiscal 2009.

•	Comparable store sales between a decline of 3% and flat versus a 10.6% decrease in the prior year second quarter.

•	Seven net new store openings, with 9 net openings at Wet Seal and 2 closings at Arden B.

•

Gross margin rate between 29.1% and 30.5% of net sales versus 28.7% in the prior year second quarter, with the increase driven mainly by an increase in merchandise margin, partially offset by de-leveraging of occupancy and other fixed costs due to the forecasted comparable store sales and higher new store pre-opening costs.

•

SG&A expense between 26.0% and 26.5% of net sales versus 25.2% in the prior year second quarter, with the increase mainly driven by a bonus accrual reversal in the prior year quarter that is not expected to recur this year.

•

Operating income between $3.4 million and $6.3 million versus operating income of $3.3 million in the prior year second quarter. The prior year second quarter included non-cash asset impairment charges of $1.6 million.

•	Net interest income of less than $0.1 million versus net interest expense of $0.1 million in the prior year second quarter.

•

Provision for income taxes of between $1.4 million and $2.5 million versus $0.1 million in the prior year second quarter. The increase in income tax expense over the prior year second quarter is nearly all due to the reversal of the Company’s deferred tax valuation allowance at the end of fiscal 2009, which results in a prospective provision for income taxes similar to statutory rates as opposed to the provision for income taxes equal only to cash taxes paid in the prior year.

Conference Call

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (888) 516-2377 and provide ID # 5722418. A broadcast of the call will also be available on our website, www.wetsealinc.com. A replay of the call will be available through May 27, 2010. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items for young women. As of May 1, 2010, the Company operated a total of 501 stores in 47 states, the District of Columbia and Puerto Rico, including 422 Wet Seal stores and 79 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its second quarter of fiscal 2010, its anticipated effective income tax rate for fiscal 2010, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	May 1, 2010	January 30, 2010
ASSETS
Cash and cash equivalents	$169,987	$161,693
Merchandise inventories	35,080	29,159
Other current assets	11,664	11,418
Deferred taxes	19,600	19,600

Total current assets	236,331	221,870
Net equipment and leasehold improvements	80,777	78,063
Deferred taxes	47,897	51,713
Other assets	2,531	2,584

Total assets	$367,536	$354,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$22,111	$14,588
Accounts payable – other	11,593	9,480

Income taxes payable	—	47
Accrued liabilities	24,332	24,918

Current portion of deferred rent	2,487	2,735

Total current liabilities	60,523	51,768
Secured convertible notes	—	3,540
Deferred rent	28,355	28,827
Other long-term liabilities	1,736	1,785

Total liabilities	90,614	85,920
Convertible preferred stock	—	1,611
Total stockholders’ equity	276,922	266,699

Total liabilities and stockholders’ equity	$367,536	$354,230

Exhibit A (continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended
	May 1, 2010	May 2, 2009
Net sales	$137,762	$132,009
Gross margin	45,123	39,181
Selling, general & administrative expenses	35,064	33,973
Asset impairment	90	—

Operating income	9,969	5,208
Interest expense, net	(2,893)	(7)

Income before provision for income taxes	7,076	5,201
Provision for income taxes	3,934	172

Net income	$3,142	$5,029

Net income per share, basic	$0.03	$0.05

Net income per share, diluted	$0.03	$0.05

Weighted average shares outstanding, basic	97,255,370	95,390,238

Weighted average shares outstanding, diluted	98,282,637	95,812,691

On February 1, 2009, the Company adopted the guidance provided under ASC 260-45-60- Earnings per Share, which requires the allocation of net income among common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $3,022 and $3,023 for the 13 weeks ended May 1, 2010, and $4,770 and $4,771 for the 13 weeks ended May 2, 2009.

Exhibit A (continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	May 1, 2010	May 2, 2009
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$3,142	$5,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,994	3,639
Amortization of discount on secured convertible notes	2,083	137
Amortization of deferred financing costs	137	24
Amortization of stock payment in lieu of rent	24	24
Adjustment of derivatives to fair value	(20)	(40)
Interest added to principal of secured convertible notes	35	51
Asset impairment	90	—
Loss on disposal of equipment and leasehold improvements	39	64
Deferred income taxes	3,816	—
Stock-based compensation	517	(181)
Changes in operating assets and liabilities:
Other receivables	93	587
Merchandise inventories	(5,921)	(7,406)
Prepaid expenses and other assets	(476)	44
Other non-current assets	53	(136)
Accounts payable and accrued liabilities	7,212	851
Income taxes payable	(47)	(205)
Deferred rent	(720)	(686)
Other long-term liabilities	(33)	(34)

Net cash provided by operating activities	14,018	1,762

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(4,999)	(4,890)

Net cash used in investing activities	(4,999)	(4,890)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	203	8
Repurchase of common stock	(5,199)	—
Proceeds from exercise of common stock warrants	4,271	275

Net cash (used in) provided by financing activities	(725)	283

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,294	(2,845)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	161,693	142,064

CASH AND CASH EQUIVALENTS, END OF PERIOD	$169,987	$139,219

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by ASC 280- Segment Reporting. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 weeks ended May 1, 2010, and May 2, 2009, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended May 1, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$113,911	$23,851	n/a	$137,762
% of total sales	83%	17%	n/a	100%
Comparable store sales % increase	1.5%	4.8%	n/a	2.0%
Operating income (loss)	$14,329	$3,238	$(7,598)	$9,969
Interest expense, net	$—	$—	$(2,893)	$(2,893)
Income (loss) before provision for income taxes	$14,329	$3,238	$(10,491)	$7,076
Depreciation	$3,367	$372	$255	$3,994
Number of stores as of period end	422	79	n/a	501
Sales per square foot	$65	$88	n/a	$68
Square footage as of period end	1,676	238	n/a	1,914

Thirteen Weeks Ended May 2, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$108,365	$23,644	n/a	$132,009
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(7.9)%	(4.1)%	n/a	(7.3)%
Operating income (loss)	$9,893	$2,523	$(7,208)	$5,208
Interest expense, net	$—	$—	$(7)	$(7)
Income (loss) before provision for income taxes	$9,893	$2,523	$(7,215)	$5,201
Depreciation	$2,985	$425	$229	$3,639
Number of stores as of period end	410	83	n/a	493
Sales per square foot	$64	$83	n/a	$66
Square footage as of period end	1,615	253	n/a	1,868

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest expense, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Corporate expenses during the 13 weeks ended May 1, 2010, include non-cash interest expense of $2.1 million as a result of accelerated write-off of remaining unamortized debt discount and deferred financing costs upon conversions of Notes and $0.7 million of cash interest expense for a conversion inducement associated with conversions of Notes and Preferred Stock.